Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 28, 2005 to the Indenture dated March 3, 2004 (the “Indenture”) between IVAX Corporation, a corporation duly organized under the laws of the State of Florida (the “Company”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”).
RECITALS
     WHEREAS, pursuant to Section 11.1 of the Indenture the Company and the Trustee may amend or supplement the Indenture in certain respects without the consent of the Holders; and
     WHEREAS, all of the conditions precedent to the execution and delivery of this Supplemental Indenture have been complied with.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, both parties agree as follows for the benefit of the other and for the equal and ratable benefit of the registered Holders.
Article 1
DEFINITIONS
     For all purposes of this Supplemental Indenture, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
Article 2
CONVERSION
     Upon the effectiveness of this Supplemental Indenture in accordance with Section 3.06 below, Section 4.1 of the Indenture shall thereupon be deleted in its entirety and replaced with the following:
     “Section 4.1 CONVERSION PRIVILEGE.
Subject to and upon compliance with the provisions of Article 4 of the Indenture, a Holder of a Security shall have the right, at such Holder’s option, at any time or from time to time, to convert all or any portion (if the portion to be converted is $1,000 or an integral multiple of $1,000) of such Security into shares of Common Stock at the Conversion Price in effect on the date of conversion.”
Article 3
MISCELLANEOUS
     Section 3.01 EFFECTS OF SUPPLEMENTAL INDENTURE. Upon execution and delivery of this Supplemental Indenture by the Company and the Trustee, and the effectiveness of this Supplemental Indenture as provided in Section 3.06 below, the Indenture shall be amended and modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Securityholder shall be bound hereby.
     Section 3.02 INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as expressly amended and modified hereby, the Indenture is in all respects ratified and confirmed and all terms, conditions and provisions of the Indenture shall remain in full force and effect.
     Section 3.03 INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to and an implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.
     Section 3.04 SEPARABILITY. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 3.05 GOVERNING LAW. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.
     Section 3.06 EFFECTIVENESS. This Supplemental Indenture shall first become effective as of 12:01 A.M., New York City time, on December 1, 2005, and until such time the Indenture shall remain in effect in accordance with its terms as they existed prior to this Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

IVAX CORPORATION
By:	/s/ Thomas E. Beier
Thomas E. Beier,
Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Richard Prokosch
Richard Prokosch,
Vice President